Exhibit 99.1

DUFEK MASSIF HOSPITAL CORPORATION

December 31, 2011 Audited Financial Statements

and

September 30, 2012 (unaudited) Interim Financial Statements

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholder of

Dufek Massif Hospital Corporation

We have audited the accompanying balance sheet of Dufek Massif Hospital Corporation as of December 31, 2011, and the related statements of operations, stockholder’s equity, and cash flows for the period from November 21, 2011 (inception) to December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dufek Massif Hospital Corporation as of December 31, 2011, and for the period from November 21, 2011 (inception) to December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses and negative operating cash flows. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 2 to the financial statements, on December 14, 2012, all of the capital stock of Dufek Massif Hospital Corporation was sold to UGHS Dallas Hospitals, Inc. for $30 million.

/s/ Moss, Krusick & Associates, LLC

Winter Park, Florida

March 1, 2013

INDEPENDENT ACCOUNTANTS’ REVIEW REPORT

To the Board of Directors and Stockholder of

Dufek Massif Hospital Corporation

We have reviewed the accompanying balance sheet of Dufek Massif Hospital Corporation as of September 30, 2012, and the related statements of operations, stockholder’s equity, and cash flows for the nine months then ended. A review includes primarily applying analytical procedures to management’s financial data and making inquiries of Company management. A review is substantially less in scope than an audit, the objective of which is the expression of an opinion regarding the financial statements as a whole. Accordingly, we do not express such an opinion.

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America and for designing, implementing, and maintaining internal control relevant to the preparation and fair presentation of the financial statements.

Our responsibility is to conduct the review in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. Those standards require us to perform procedures to obtain limited assurance that there are no material modifications that should be made to the financial statements. We believe that the results of our procedures provide a reasonable basis for our report.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, on December 14, 2012, all of the capital stock of Dufek Massif Hospital Corporation was sold to UGHS Dallas Hospitals, Inc. for $30 million.

/s/ Moss, Krusick & Associates, LLC

Winter Park, Florida

March 1, 2013

DUFEK MASSIF HOSPITAL CORPORATION

BALANCE SHEETS

September 30, 2012 (Unaudited) and December 31, 2011

	September 30, 2012	December 31, 2011
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,850	$—
Accounts receivable, less allowance for doubtful accounts of $8,573,630 and $5,980,258	2,913,518	2,476,683
Supplies inventories	176,567	254,920
Prepaid expenses and other current assets	145,572	—

Total current assets	3,243,507	2,731,603
Property and equipment, net	28,640,054	29,836,248
Other non-current assets	76,000	76,000

Total assets	$31,959,561	$32,643,851

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES
Bank overdrafts	$—	$810,242
Accounts payable	644,172	887,501
Accrued payroll	362,224	407,641
Accrued property taxes	237,105	340,960
Accrued expenses - other	108,843	64,174
Lease, current portion	18,333	18,196
Accrued rent	56,310	6,831

Total current liabilities	1,426,987	2,535,545
Lease, non-current portion	16,996	30,774

Total liabilities	1,443,983	2,566,319

STOCKHOLDER’S EQUITY
Common stock, no par value, $1.00 per share, 1,000 shares authorized, issued, and outstanding	1,000	1,000
Contributed capital	36,420,258	30,761,095
Accumulated deficit	(5,905,680)	(684,563)

Total stockholder’s equity	30,515,578	30,077,532

Total liabilities and stockholder’s equity	$31,959,561	$32,643,851

The accompanying notes are an integral part of these financial statements.

Also, see Independent Accountants’ Review Report on the September 30, 2012 financial statements.

DUFEK MASSIF HOSPITAL CORPORATION

STATEMENTS OF OPERATIONS

For the Nine Months Ended September 30, 2012 (Unaudited) and for the

Period from November 21, 2011 (inception) to December 31, 2011

	Nine Months Ended	Inception to
	September 30, 2012	December 31, 2011
	(unaudited)
Revenues:
Patient service revenues, net of contractual adjustments	$46,014,478	$4,310,448
Provision for doubtful accounts	(34,919,226)	(3,217,496)
Other revenues	238,130	24,553

Total revenues	11,333,382	1,117,505
Operating expenses:
Salaries, wages, and benefits	8,759,622	1,067,066
Medical supplies and other direct costs	4,677,718	449,741
Depreciation	1,342,243	149,378
Office and administrative expenses	1,774,916	135,883

Total operating expenses	16,554,499	1,802,068

Net loss	$(5,221,117)	$(684,563)

The accompanying notes are an integral part of these financial statements.

Also, see Independent Accountants’ Review Report on the financial statements for the nine months ended September 30, 2012.

DUFEK MASSIF HOSPITAL CORPORATION

STATEMENT OF STOCKHOLDER’S EQUITY

For the Period From November 21, 2011 (inception) through September 30, 2012

					Total
	Common Stock		Contributed	Accumulated	Stockholder’s
	Shares	Amount	Capital	Deficit	Equity
Balances at November 21, 2011 (inception)	1,000	$1,000	$(1,000)	$—	$—
Acquisition	—	—	29,882,686	—	29,882,686
Capital contributions from asset and liability assumption	—	—	879,409	—	879,409
Net loss	—	—	—	(684,563)	(684,563)

Balances at December 31, 2011	1,000	1,000	30,761,095	(684,563)	30,077,532
Capital contributions - cash	—	—	5,985,607	—	5,985,607
Capital reductions from asset and liability assumption	—	—	(326,444)	—	(326,444)
Net loss	—	—	—	(5,221,117)	(5,221,117)

Balances at September 30, 2012 (unaudited)	1,000	$1,000	$36,420,258	$(5,905,680)	$30,515,578

The accompanying notes are an integral part of these financial statements.

Also, see Independent Accountants’ Review Report on the financial statements for the nine months ended September 30, 2012.

DUFEK MASSIF HOSPITAL CORPORATION

STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30, 2012 (Unaudited) and for the

Period from November 21, 2011 (inception) to December 31, 2011

	Nine Months Ended	Inception to
	September 30, 2012	December 31, 2011
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(5,221,117)	$(684,563)
Adjustments to reconcile net loss to net
cash provided (used) by operations:
Depreciation	1,342,243	149,379
Provision for doubtful accounts	34,919,226	3,217,496
Increase in prepaids and other current assets	(145,572)	—
Increase in accounts receivable	(35,356,061)	(3,436,087)
Decrease (increase) in inventories	78,353	(54,596)
Increase (decrease) in bank overdrafts	(810,242)	598,928
Increase (decrease) in accounts payable	(569,773)	144,082
Decrease in accrued property taxes	(103,855)	—
Increase (decrease) in accrued payroll	(45,417)	46,708
Increase in accrued expenses - other	44,669	13,331
Increase in accrued rent	49,616	6,831

Net cash provided (used) by operating activities	(5,817,930)	1,509

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(146,049)	—

Net cash (used) by investing activities	(146,049)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Capital contributions	5,985,607	—
Payments on capital leases	(13,778)	(1,509)

Net cash provided (used) by financing activities	5,971,829	(1,509)

Net increase in cash	7,850	—
Cash and equivalents, beginning of period	—	—

Cash and equivalents, end of period	$7,850	$—

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$—	$—

Income taxes paid	$—	$—

SUPPLEMENTAL NON-CASH FINANCING ACTIVITIES
Acquisition (contributed capital)	$—	$29,882,686

Capital contribution (reductions) from asset and liability assumption	$326,444	$879,409

The accompanying notes are an integral part of these financial statements.

Also, see Independent Accountants’ Review Report on the financial statements for the nine months ended September 30, 2012.

DUFEK MASSIF HOSPITAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

September 30, 2012 (unaudited) and December 31, 2011

NOTE 1 – DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Operations

Dufek Massif Hospital Corporation (“Dufek” or the “Company”) was incorporated in the State of Texas on November 21, 2011 as a for-profit corporation. Dufek was organized to effectuate the purchase and subsequent sale of the real property including equipment and fixtures (the “Property”) of South Hampton Community Hospital (the “Hospital”) located in Dallas, Texas. First National Bank (“FNB”) foreclosed on its lien on the Property of the Hospital on December 6, 2011 and sold it to Dufek at public auction on the same day. The purchase price was cash of $3,063,517 plus other consideration including assumption of indebtedness. Dufek operated the Hospital until it was sold to UGHS Dallas Hospitals, Inc. on December 14, 2012 for $30 million.

Principles of Reporting

The Company presents its financial statements in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The accompanying financial statements present the Company’s audited balance sheet at December 31, 2011 and the related audited statements of operations, cash flows, and stockholder’s equity for the period from inception on November 21, 2011 to December 31, 2011, and the Company’s unaudited balance sheet at September 30, 2012 and related unaudited statements of operations, cash flows, and stockholder’s equity for the nine-month period ended September 30, 2012. The Company had no operations from inception on November 21, 2011 until acquisition of the Property on December 6, 2011. Therefore, operations for 2011 represent 26 days of activity.

Going Concern

The Company had a net loss of $5.2 million and net cash used in operations of $5.8 million for the nine months ended September 30, 2012, and has accumulated losses of $5.9 million since inception in November 2011. In addition, the Company held virtually no cash and cash equivalents. The conditions raise substantial doubt concerning the Company’s ability to continue as a going concern for a reasonable period of time.

Management plans to sustain operations included receiving additional cash contributions of approximately $6.6 million from FNB during 2012 and selling all of its capital stock to UGHS Dallas Hospitals, Inc. for $30 million on December 14, 2012.

There can be no assurance that the plans and actions proposed by management will be successful or that unforeseen circumstances will not require the Company to seek additional funding sources in the future. In addition, there can be no assurance that in the event additional sources of funds are needed they will be available on acceptable terms, if at all. The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management bases its estimates on historical experience and on various assumptions which are believed to be reasonable under the circumstances.

Cash and Cash Equivalents

The Company considers all highly liquid securities with original maturities of three months or less, when acquired, to be cash equivalents.

DUFEK MASSIF HOSPITAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

September 30, 2012 (unaudited) and December 31, 2011

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. Cash balances at times may exceed federally insured limits. There were no balances that exceeded the federally insured limit at September 30, 2012 or December 31, 2011.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk primarily include accounts receivable. The Company’s concentration of credit risk with respect to accounts receivable is limited due to the large number of payors. The Company provides for bad debts principally based upon the aging of accounts receivable and uses specific identification to write off amounts against its allowance for doubtful accounts. The Company believes the allowance for doubtful accounts adequately provides for estimated losses as of September 30, 2012 and December 31, 2011. The Company has a risk of incurring additional losses if such allowances are not adequate.

Accounts Receivable

Accounts receivable primarily consist of amounts due from third-party payors and patients. Patient accounts receivable are reported net of both an estimated allowance for doubtful accounts and an allowance for contractual adjustments. The contractual allowance represents the difference between established billing rates and estimated reimbursement from Medicare, Medicaid and other third-party payment programs. Current operations are charged with an estimated provision for bad debts based upon historical experience, aging of receivables and any unusual circumstances which affect the collectability of receivables, including management’s assumptions about conditions it expects to exist and courses of action it expects to take. The Hospital’s policy does not require collateral or other security for patient accounts receivable. The Hospital routinely accepts assignment of, or is otherwise entitled to receive, patient benefits payable under health insurance programs, plans or policies. Receivables from government-related programs (i.e. Medicare and Medicaid) represent the only concentrated groups of credit risk for the Company and management does not believe that there is significant credit risk associated with these receivables. Commercial and managed care receivables consist of receivables from various payors involved in diverse activities and subject to differing economic conditions, and do not represent any concentrated credit risk to the Company. Self-pay revenues are derived primarily from patients who do not have any form of healthcare coverage. The revenues associated with self-pay patients are generally reported at the Company’s gross charges. The Company evaluates these patients, after the patient’s medical condition is determined to be stable, for their ability to pay based upon federal and state poverty guidelines, qualifications for Medicaid or other governmental assistance programs. Accordingly, the accounts receivable reported in the Company’s Balance Sheets are recorded at net amount expected to be received.

Accounts receivable are stated at estimated net realizable value. Significant concentrations of accounts receivable at September 30, 2012 and December 31, 2011 consist of the following:

	September 30, 2012	December 31, 2011
	Unaudited
Commercial and managed care providers	40.4%	35.5%
Government-related programs	30.3%	34.2%
Self-pay patients	29.3%	30.3%

Total	100.0%	100.0%

DUFEK MASSIF HOSPITAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

September 30, 2012 (unaudited) and December 31, 2011

Accounts receivable are based on gross patient receivables of $27,125,571 and $15,662,974, net of contractual adjustments of $15,638,423 and $7,206,033 as of September 30, 2012 and December 31, 2011, respectively. The Company maintains allowances for uncollectible accounts for estimated losses resulting from the payors’ inability to make payments on accounts. The Company assesses the reasonableness of the allowance account based on historic write-offs, the aging of accounts and other current conditions. Furthermore, management continually monitors and adjusts the allowances associated with its receivables. Accounts are written off when collection efforts have been exhausted. Recoveries of receivables previously written off are recorded when received. The allowance for doubtful accounts was $8,573,630 and $5,980,258 as of September 30, 2012 and December 31, 2011, respectively.

Inventories

Inventories consist of medical and pharmacy supplies which are valued at the lower of cost or market, using the first-in, first-out method.

Property and Equipment, Net

Property and equipment are initially stated at cost and fair value at date of acquisition. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Upon retirement or disposal of assets, the asset and accumulated depreciation accounts are adjusted accordingly, and any gain or loss is reflected in earnings or loss of the respective period. Maintenance costs and repairs are expensed as incurred; significant renewals and betterments are capitalized. Assets held under capital leases are classified as property and equipment and amortized using the straight-line method over the shorter of the useful lives or lease terms, and the related obligations are recorded as debt. Amortization of assets under capital leases is included in depreciation expense. The Company records operating lease expense on a straight-line basis unless another systematic and rational allocation is more representative of the time pattern in which the leased property is physically employed.

The estimated useful lives in years are generally as follows:

Buildings	40
Machinery and equipment	5
Furniture and fixtures	7
Vehicles	4
Computer equipment and software	3

Impairment of Long-lived Assets

Long-lived assets, which include property and equipment, are reviewed to determine whether any events or changes in circumstances indicate that the carrying amount of an asset, or related groups of assets, may not be fully recoverable from estimated future cash flows.

In the event of impairment, measurement of the amount of impairment may be based on appraisal, market values of similar assets or estimates of future discounted cash flows using market participant assumptions with respect to the use and ultimate disposition of the asset. If impairment has occurred, the Company recognizes a loss for the difference between the carrying amount and the estimated fair value of the asset. Management’s judgment is necessary to estimate fair value. Accordingly, actual results could vary from those estimated.

Fair Value Measurements

The Company follows Accounting Standards Codification (“ASC”) No. 820, Fair Value Measurements and Disclosures. The Company applies fair value accounting for all financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company uses fair value measurements based on quoted prices in active markets for identical assets or liabilities (Level 1), significant other observable inputs (Level 2) or unobservable inputs for assets or liabilities (Level 3), depending on the nature of the item being valued. The Company discloses on a yearly basis the valuation techniques and discloses any change in method of such within the body of each applicable footnote. The estimated fair values may not be representative of actual values that will be realized or settled in the future.

DUFEK MASSIF HOSPITAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

September 30, 2012 (unaudited) and December 31, 2011

The carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value because of the short maturity of these instruments.

Income Taxes

The Company accounts for income taxes under the Accounting Standards Codification ASC No. 740, Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some or all of the deferred tax assets may not be realized.

The Company recognizes the financial statement effects of a tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. The Company measures a tax position that meets the more-likely-than-not recognition threshold as the largest amount of tax benefit that is greater than 50 percent likely of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. In its measurement of a tax position that meets the more-likely-than-not recognition threshold, the Company considers the amounts and probabilities of the outcomes that could be realized upon settlement using the facts and circumstances and information available at the reporting date.

Revenue Recognition

The Company recognizes revenues in the period in which services are performed. The Company derives primarily all of its revenues from patient revenues. Accordingly, the revenues reported in the Company’s Statements of Operations are recorded at the net amount expected to be received.

Net patient service revenue is reported at the estimated net realizable amounts from patients, third-party payors, and others for services rendered, including estimated retroactive adjustments due to future audits, reviews, and investigations. Retroactive adjustments are considered in the recognition of revenue on an estimated basis in the period the related services are rendered, and such amounts are adjusted in future periods as adjustments become known or as years are no longer subject to such audits, reviews, and investigations. Laws and regulations governing the Medicare and Medicaid programs are extremely complex and subject to interpretation. As a result, there is at least a reasonable possibility that recorded estimates will change by a material amount in the near term.

DUFEK MASSIF HOSPITAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

September 30, 2012 (unaudited) and December 31, 2011

Hospital Revenues

Revenues related to the hospital consist primarily of net patient service revenues, which are based on the facilities’ established billing rates less allowances and discounts. Summary information for revenues is as follows:

	Nine-Months Ended September 30, 2012	26 Days Ended December 31, 2011
	Unaudited
Gross patient service revenues	$90,508,423	$8,275,062
Less estimated contractual adjustments	(44,493,945)	(3,964,614)

Patient service revenues, net of contractual adjustments	46,014,478	4,310,448
Provision for doubtful accounts	(34,919,226)	(3,217,496)

Net patient service revenue less provision for bad debts	$11,095,252	$1,092,952

The hospital has agreements with third-party payors that provide for payments to the hospital at amounts different from its established rates. Payment arrangements include prospectively-determined rates per discharge, reimbursed costs, discounted charges, and per diem payments. Net patient service revenue is reported at the estimated net realizable amount from patients, third-party payors, and others for services rendered, including estimated contractual adjustments under reimbursement agreements with third party payors. Allowances and discounts are accrued on an estimated basis in the period the related services are rendered and adjusted in future periods as final settlements are determined. These allowances and discounts are related to the Medicare and Medicaid programs and managed care contracts.

Patient service revenue from the Medicare and Medicaid programs accounted for approximately 6.5% and 9.4% of patient service revenue, net of contractual adjustments but before provision for doubtful accounts, for the nine months ended September 30, 2012 and the 26-days period ended December 31, 2011, respectively. Patient service revenue from managed care contracts accounted for approximately 7.0% and 7.1% of patient service revenue for the nine months ended September 30, 2012 and the 26-day period ended December 31, 2011, respectively.

Business Combinations

The Company accounts for its business acquisitions under the acquisition method of accounting as indicated in ASC No. 805, Business Combinations, which requires the acquiring entity in a business combination to recognize the fair value of all assets acquired, liabilities assumed and any non -controlling interest in the acquiree; and establishes the acquisition date as the fair value measurement point. Accordingly, the Company recognizes assets acquired and liabilities assumed in business combinations, including contingent assets and liabilities and non-controlling interest in the acquiree, based on fair value estimates as of the date of acquisition. In accordance with ASC No. 805, the Company recognizes and measures goodwill as of the acquisition date, as the excess of the fair value of the consideration paid over the fair value of the identified net assets acquired. All acquisition-related transaction costs have been expensed as incurred rather than capitalized as a part of the cost of the acquisition.

Acquired Assets and Assumed Liabilities

Pursuant to ASC No. 805-10-25, if the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, but during the allowed measurement period not to exceed one year from the acquisition date, the Company retrospectively adjusts the provisional amounts recognized at the acquisition date, by means of adjusting the amount recognized for goodwill.

DUFEK MASSIF HOSPITAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

September 30, 2012 (unaudited) and December 31, 2011

Subsequent Events

The Company evaluates subsequent events through the date when financial statements are issued.

Recent Accounting Pronouncements

In July 2011, the FASB issued ASU No. 2011-07 “Health Care Entities (Topic 954) Presentation and Disclosure of Patient Service Revenue, Provision for Bad Debts, and the Allowance for Doubtful Accounts for Certain Health Care Entities” (“ASU 2011-07”), which requires the provision for bad debts associated with patient service revenue to be separately displayed on the face of the statement of operations as a component of net revenue. This standard also requires enhanced disclosure of significant changes in estimates related to patient bad debts. ASU 2011-07 requires retrospective application and will be effective for interim and annual reporting periods beginning after December 15, 2011, with early adoption permitted. The Company adopted ASU 2011-07 as of December 31, 2011 incorporating changes to the presentation of the Company’s revenues on its statements of operations as well as providing additional disclosures.

NOTE 2 — ACQUISITION

On December 6, 2011, the Company purchased the real property including equipment and fixtures (the “Property”) of South Hampton Community Hospital (the “Hospital”) located in Dallas, Texas from First National Bank (”FNB”). The purchase price was cash of $3,063,517, paid by Dufek at public auction on December 6, 2011, plus other consideration including assumption of indebtedness.

FNB had foreclosed on its lien on the Property of the Hospital on December 6, 2011.

WestMed III, LLC, Louisiana Texas Healthcare Management (“LTHM”) – Real Estate Dallas, LLC, and LTHM – Operations Dallas, LLC, collectively the former owners of the Property and operators of the Hospital, had defaulted on their obligations to FNB. The Property had secured these obligations.

On December 14, 2012, Dufek sold all of its capital stock to UGHS Dallas Hospitals, Inc. for $30 million.

Dufek continued to operate the Hospital from the date it was acquired on December 6, 2011 until it was sold on December 14, 2012.

The December 6, 2011 acquisition of the Property by Dufek was accounted for under the acquisition method of accounting. Accordingly, the Company conducted initial assessments of net assets acquired and liabilities assumed at their estimated acquisition date fair values, while transaction and integration costs associated with the acquisition were expensed as incurred. The initial accounting for the business combination was never finalized as the Property was subsequently sold on December 14, 2012.

DUFEK MASSIF HOSPITAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

September 30, 2012 (unaudited) and December 31, 2011

The following table summarizes the preliminary acquisition accounting for the fair values of the assets recognized and liabilities assumed in the Balance Sheet at the December 6, 2011 acquisition date.

December 6, 2011
Assets
Accounts receivable, net	$2,258,092
Supplies inventories	200,324
Property	30,000,000
Other current assets	76,000

Total assets acquired	$32,534,416

Liabilities
Bank overdraft	$211,314
Accounts payable and accrued expenses	2,389,937
Capital lease obligation	50,479

Total liabilities assumed	$2,651,730

Total purchase consideration (capital contribution)	$29,882,686

The Property is located on land which was being leased under a 50 -year operating lease agreement expiring in 2055. In conjunction with the December 6, 2011 purchase, the land operating lease agreement was also transferred to Dufek.

The fair value of the Property at December 6, 2011 was based on a property appraisal performed on the Property in 2011 and also on the $30 million of proceeds received from the sale of the Property to UGHS Dallas Hospitals, Inc. on December 14, 2012. The total purchase consideration of $29,882,686 was considered a capital contribution to Dufek by FNB and includes the cash of $3,063,517 paid at public auction on December 6, 2011, which was paid by FNB on behalf of Dufek. FNB also indemnified Dufek for any and all claims existing or arising related to the Property and from the operations of the Hospital and its related parties prior to the December 6, 2011 foreclosure.

NOTE 3 — PROPERTY AND EQUIPMENT, NET

Property, equipment, and related accumulated depreciation and amortization are summarized as follows at September 30, 2012 and December 31, 2011:

	September 30, 2012	December 31, 2011
	Unaudited
Buildings	$24,193,083	$24,193,083
Machinery and equipment	5,813,976	5,667,927
Furniture and fixtures	107,167	107,167
Computer equipment and software	8,764	8,764
Vehicles	8,685	8,685

	30,131,675	29,985,626
Less: accumulated depreciation and amortization	1,491,621	149,378

Total	$28,640,054	$29,836,248

DUFEK MASSIF HOSPITAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

September 30, 2012 (unaudited) and December 31, 2011

Depreciation expense during the nine months ended September 30, 2012 was $1,342,243. Depreciation expense during the period ended December 31, 2011 was $149,378.

NOTE 4 — LEASE OBLIGATIONS AND RENTAL INCOME

Capital Lease

The Company has one capital lease obligation with a financing company and collateralized by underlying assets. The net book value of the asset capitalized under this capital lease obligation was $40,420 and $47,700 at September 30, 2012 and December 31, 2011, respectively. This capital lease obligation has a stated interest rate of 1.0%, is payable in 36 monthly installments, and matures on August 18, 2014. As of September 30, 2012 and December 31, 2011, the Company had capital lease obligations of $35,329 and $48,970, respectively. Future minimum annual payments, together with the present value of the minimum lease payments under capital leases at September 30, 2012, are summarized as follows:

September 30, 2012
Unaudited
Remainder of 2012	$4,655
2013	18,617
2014	12,411

Total minimum lease payments	$35,683
Less amounts representing interest	354

Present value of minimum lease payments	35,329
Less current portion	18,333

Long-term portion	$16,996

DUFEK MASSIF HOSPITAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

September 30, 2012 (unaudited) and December 31, 2011

Operating Lease

The Company’s property is located on land which the Company leases under an operating lease that expires in 2055. The lease, which originally commenced during March 2005, requires the Company to use the leased premises and any improvements as an acute care hospital and to comply with all applicable laws, ordinances, orders, rules, regulations, and requirements as stated in the agreement. The lease requires monthly payments of $16,000 from March 2012 through March 2015, $17,500 from March 2015 through March 2025, $20,000 from March 2025 through March 2035, $22,500 from March 2035 through March 2045, and $25,000 from March 2045 through March 2055. For accounting purposes the Company accounts for lease expenses on a straight line basis. The monthly straight line lease expense is $20,831. Rent expense for the nine months ended September 30, 2012 and 26 days ended December 31, 2011 was $189,309 and $21,533, respectively. Minimum rental commitments on long term operating leases at September 30, 2012 are as follows:

Total Commitments
Unaudited
Remainder of 2012	$62,493
2013	249,969
2014	249,969
2015	249,969
2016	249,969
Thereafter	9,561,323

Balance over remaining years	$10,623,692

Rental/Lease Income

The Company owns 49.5% of a medical office building (“MOB”) through condo ownerships. The other 50.5% is owned by the Condo Association (common areas) and various physicians. The MOB is adjacent to the Hospital building and is managed by the Condo Association. The Company pays a monthly association fee of $7,000 and pays all of the land lease costs, insurance, and property taxes related to the MOB property. The Company leases its owned units to various sub tenants. Rental income for the nine months ended September 30, 2012 and period ended December 31, 2011 was $53,849 and $10,502, respectively.

NOTE 5 — COMMITMENTS AND CONTINGENCIES

Third Party Reimbursement

The Hospital has agreements with various third party payors that provide for payments to the Hospital at amounts different from established rates. The difference between the rates charged and the estimated payments from third party payors is recorded as a reduction of gross patient service charges. Revenue for patient service charges have been adjusted to the amounts estimated to be receivable under third party payor arrangements. Amounts recorded under these contractual arrangements are subject to review and final determination by various program intermediaries. Due to uncertainties in the estimates, it is at least reasonably possible that management’s estimates will change in the future.

The accompanying financial statements reflect the operations of the Hospital for the period December 6, 2011 through December 31, 2011. Management has estimated there are no significant adjustments related to settlements with third party payors as of December 31, 2011 and that adequate provision has been made for any adjustments which may result from future reviews. Under the terms of the acquisition of the facility assets, management does not believe that any settlements with third party payors prior to December 6, 2011 are the responsibility of the Hospital and accordingly no assets or liabilities related to prior periods are reflected in the accompanying financial statements.

Healthcare Industry

Recently, government activity has increased with respect to investigations and allegations concerning possible violations of fraud and abuse statutes and regulations by healthcare providers. Violations of these laws and regulations could result in expulsion from government healthcare programs together with the imposition of significant fines and penalties, as well as significant repayments for patient services previously billed.

DUFEK MASSIF HOSPITAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

September 30, 2012 (unaudited) and December 31, 2011

In March 2010, Congress adopted comprehensive health care insurance legislation, Patient Care Protection and Affordable Care Act and Health Care and Educational Reconciliation Act. The legislation, among other matters, is designated to expand access to coverage to substantively all citizens by 2019 through a combination of public program expansion and private industry health insurance. Changes to existing Medicaid coverage and payments are also expected to occur as a result of this legislation. Implementing regulations are generally required for these legislative acts, which are to be adopted over a period of years and, accordingly, the specific impact of any future regulations is not determinable.

Litigation

From time to time, the Company may become involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not involved in any pending legal proceeding or litigation and, to the best of the Company’s knowledge, no governmental authority is contemplating any proceeding to which we are a party or to which any of our properties is subject, which would reasonably be likely to have a material adverse effect on the Company. Further, First National Bank agreed to indemnify Dufek and pay any adverse judgements.

NOTE 6 — INCOME TAXES

On December 5, 2011, the Company filed forms with the Internal Revenue Service to be taxed as a C-Corporation. The Company has not yet filed its federal or state corporate income tax returns for 2011 or 2012.

Significant components of the Company’s deferred tax assets and liabilities as of September 30, 2012 and December 31, 2011 are as follows:

	September 30, 2012	December 31, 2011
	Unaudited
Deferred tax assets
Net operating loss carry-forwards	$1,051,000	$247,000
Allowance for doubtful accounts	3,429,000	2,392,000

	4,480,000	2,639,000
Deferred tax liabilities	—	—

	4,480,000	2,639,000
Valuation allowance	(4,480,000)	(2,639,000)

Net deferred tax liabilities	$—	$—

The Company has net operating loss carryforwards for income tax purposes of approximately $2.6 million (unaudited) at September 30, 2012 which, if not utilized, will expire in 2032. These net operating loss carry-forwards will be limited in accordance with Section 382 of Internal Revenue Code which imposes limitations on a corporation’s ability to utilize net operating loss carry-forwards if it experiences an “ownership change”.

The Company is subject to taxation primarily in the United States and Texas. Although the outcome of tax audits, if any, is uncertain, the Company has concluded that there were no significant uncertain tax positions, as defined by ASC No. 740-10, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109, requiring recognition in its financial statements. However, the Company may, from time to time, be assessed interest and/or penalties. In the event the Company receives an assessment for interest and/or penalties, it will be classified in the financial statements as income tax expense.

The Company is subject to a tax mandated by the State of Texas based on a defined calculation of gross margin (the “margin tax”). The margin tax is calculated by applying a tax rate to a base that considers both revenue and expenses and therefore has the characteristics of an income tax.

NOTE 7 — EQUITY

Dufek Massif Hospital Corporation was incorporated in Texas on November 21, 2011. It was authorized to issue 1,000 shares of $0 par value, $1.00 common stock. All such shares were issued to Mr. Duane Rossmann on December 6, 2011. Mr. Rossmann was also the Company’s sole officer and director. The Company had no other form of capital stock or capital stock equivalents authorized, issued or outstanding.

DUFEK MASSIF HOSPITAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

September 30, 2012 (unaudited) and December 31, 2011

On December 6, 2011, the Company purchased the real property including equipment and fixtures (the “Property”) of South Hampton Community Hospital (the “Hospital”) located in Dallas, Texas from First National Bank (”FNB”). The purchase price was cash of $3,063,517, paid at public auction on December 6, 2011, plus other consideration including assumption of indebtedness. The total purchase consideration of $29,882,686 was considered a capital contribution to Dufek by FNB and includes the cash of $3,063,517 paid at public auction on December 6, 2011, which was paid by FNB on behalf of Dufek.

During the period from inception on November 21, 2011 to December 31, 2011 FNB provided additional capital contributions of $879,409 in the form of asset and liability assumption. During the nine months ended September 30, 2012, FNB provided additional cash capital contributions of $5,985,607 to fund operations of the Property and Hospital and additional capital reductions of $326,444 in the form of asset and liability assumption.

On December 14, 2012, Dufek sold all of its capital stock to UGHS Dallas Hospitals, Inc. for $30 million.

NOTE 8 — SUBSEQUENT EVENTS

Management evaluated subsequent events through March 1, 2013, the date the financial statements were available to be issued.

During the period October 1, 2012 through December 14, 2012, FNB provided additional cash capital contributions of $565,000 to fund operations of the Property and Hospital.

On December 14, 2012, Dufek sold the Property to UGHS Dallas Hospitals, Inc. for $30 million.